Exhibit 10.9

PUMATECH, INC.

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Pumatech, Inc., a Delaware corporation (the “Company”), and Bradley A. Rowe (“Mr. Rowe” or “Employee”).

WHEREAS, Mr. Rowe is employed as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Mr. Rowe have mutually agreed to terminate the employment relationship and to provide for certain other matters.

NOW, THEREFORE, in consideration of the promises made herein, the Company and Mr. Rowe (collectively referred to as the “Parties”) hereby agree as follows:

1.    Resignation and Termination of Employment.    Mr. Rowe hereby resigns as President and Chief Executive Officer and from all other executive positions he holds with the Company (and as an officer and/or director of any other entity which is an affiliate of the Company) effective on June 14, 2002 (the “Resignation Date”) and Mr. Rowe shall terminate his employment with the Company effective on the Resignation Date.

2.    Outside Director.    Mr. Rowe and the Company agree that Mr. Rowe shall remain an outside director of the Company until the earliest to occur of (i) the expiration of Mr. Rowe’s current term as a director; (ii) Mr. Rowe’s resignation or death; or (iii) the removal of Mr. Rowe as a director in accordance with applicable law.

3.    Separation Benefits.    In consideration for the release of claims set forth below and other obligations under this Agreement, and provided this Agreement is signed by Mr. Rowe and not revoked under Section 7 herein, and further provided that Mr. Rowe remains in full compliance with his obligations to the Company under this Agreement, the Company agrees to provide the following separation benefits to Mr. Rowe:

(a)  Severance.    Following the Resignation Date, the Company shall continue to pay as severance to Mr. Rowe his regular base salary for a six-month period following the Resignation Date (the “Severance Period”). Each severance payment shall be reduced by applicable tax withholding and shall be paid in accordance with the Company’s regular payroll schedule and practices. The first severance payment shall be made on the first regular payroll date following the Effective Date of this Agreement. Mr. Rowe shall not be entitled to receive any bonus payments on account of past performance or otherwise;

(b)  Stock Option Vesting.    During the Severance Period, Mr. Rowe shall continue to vest in his existing stock options and any repurchase option on unvested stock currently owned by Mr. Rowe shall continue to lapse, subject to Mr. Rowe not materially breaching any provision of this Agreement. Notwithstanding the terms of his outstanding stock option agreements (the “Stock Option Agreements”), such vesting and lapse of any repurchase option shall cease as of the last day of the Severance Period. Further, if there is a Change of Control of the Company (as defined in the Change of Control Agreement for Executive Officers

executed by Mr. Rowe and the Company on April 13, 2000, (the “Change of Control Agreement”)) during the Severance Period, Mr. Rowe shall be entitled to the stock option vesting acceleration benefit set forth in the Change of Control Agreement; and

(c)  Stock Option Exercisability.    Notwithstanding the terms of the Stock Option Agreements, Mr. Rowe shall have the right to exercise his vested stock options until December 14, 2003 (it being understood that any such stock options that currently qualify as incentive stock options under applicable tax law shall convert to non-qualified stock options for tax purposes if the options are not exercised within 3 months after the Resignation Date), provided that in the event that Mr. Rowe materially breaches any provision of this Agreement, the exercise period shall expire 30 days after the Company provides written notice to Mr. Rowe of such breach.

4.    Benefits.

(a)  Mr. Rowe shall continue to receive the Company’s life, medical, dental and vision insurance benefits for himself and his dependents at Company expense until the earlier of December 14, 2002 or the date on which becomes eligible for comparable insurance benefits with a subsequent employer, which date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Following such date, Mr. Rowe has the right to COBRA continuation coverage for these insurance benefits (other than life insurance) in accordance with applicable law at his own expense or, so long as Mr. Rowe remains an outside director of the Company, to participate in healthcare benefits that the Company makes available to its outside directors.

(b)  So long as Mr. Rowe remains an outside director of the Company, Mr. Rowe shall be entitled to receive all benefits, including stock or option grants, that the Company generally makes available to outside directors, provided however that Mr. Rowe shall not be entitled to receive stock or option grants during the Severance Period.

(c)  Except as otherwise provided above, Mr. Rowe shall not be entitled to participate in any of the Company’s benefit plans or programs after the Resignation Date.

(d)  Mr. Rowe shall be entitled to keep the ThinkPad notebook computer that the Company issued to him, once it has been reviewed and scrubbed and all Company proprietary information has been removed by the Company’s IT Department.

5.    No Other Payments Due.    Mr. Rowe and the Company agree that the Company shall pay to Mr. Rowe on the Resignation Date all salary, accrued vacation and other sums as are then due to Mr. Rowe. By executing this Agreement, Mr. Rowe hereby acknowledges receipt of all such payments as received and acknowledges that, in light of the payment by the Company of all wages due to Mr. Rowe, California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provided in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

6.    Release of Claims.    In consideration for the obligations of both parties set forth in this Agreement, Mr. Rowe and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, stockholders, advisors, administrators and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, stockholders, advisors, administrators, parent and subsidiary corporations, predecessor and successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Resignation Date relating to, or arising from Mr. Rowe’s employment relationship with the Company, including, without limitation:

(a)  any and all claims relating to or arising from Mr. Rowe’s employment relationship with the Company and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Mr. Rowe’s right to purchase, or actual purchase of shares of stock of the Company;

(c)  any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, breach of fiduciary duty as an officer of the Company, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Americans with Disabilities Act of 1990;

(e)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(f)  any and all claims for attorneys’ fees and costs.

Excepted from the above release are Mr. Rowe’s rights of indemnity, statutory and contractual, as a former executive of the Company. The Company and Mr. Rowe agree that the release set forth in this Section 6 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred or specified under this Agreement.

7.    Acknowledgment of Waiver of Claims under ADEA.    Mr. Rowe acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Mr. Rowe and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Mr. Rowe acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Rowe was already entitled. Mr. Rowe further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; and (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement (the “Revocation Period”). This Agreement shall not be effective until the Revocation Period has expired. Nothing in this Agreement prevents or precludes Mr. Rowe from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8.    Civil Code Section 1542.    The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Rowe and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Rowe and the Company, being aware of said Code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

9.    Employee Covenants.

(a)  General.    Mr. Rowe agrees that for all periods described in this Agreement, he shall continue to conduct himself in a professional manner that is supportive of the business of the Company. Without limiting the generality of the foregoing, during the Severance Period, Mr. Rowe shall provide reasonable cooperation in communicating with investors and employees regarding the transition to the new Chief Executive Officer, as requested by the Chief Executive Officer. During the Severance Period, Mr. Rowe shall also make himself available to the Company’s new Chief Executive Officer (or other officer designated by the Board of Directors) for up to eight hours per week (pro rated for any partial weeks) for the purpose of consulting regarding transition matters. At mutually agreeable times and places, Mr. Rowe’s obligation to provide the consulting services shall be subject to at least one-week advance notice from the Company of the need for the services and his reasonable availability to provide such services. Mr. Rowe shall not receive any additional compensation from the Company in connection with providing such services.

(b)  Confidential Information.    Mr. Rowe represents and warrants that he has not breached his obligations to the Company under the terms of the Puma Technology Employee Agreement Regarding Confidentiality and Inventions he executed on October 1, 1993 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A. Mr. Rowe understands and agrees that his obligations to the Company under the Confidentiality Agreement survive the termination of his relationship with the Company under this Agreement. Without limiting the foregoing, Mr. Rowe agrees that he will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

(c)  Confidentiality of this Agreement.    The Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, except as may be disclosed in a press release to name the Company’s new Chief Executive Officer and to state that Mr. Rowe will continue as an outside director of the Company and except for disclosures required by law or necessary to effectuate the terms of this Agreement. Mr. Rowe understands and acknowledges that the Company may be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in the Company’s next proxy statement. The Parties agree to take every precaution to disclose Separation Information only to those employees, officers, directors, attorneys, accountants, governmental entities and family members who have a reasonable need to know of such Separation Information.

(d)  SEC Reporting/Insider Trading Compliance.    Mr. Rowe will cooperate with the Company in providing information with respect to all reports required to be filed by the Company with the Securities and Exchange Commission as they relate to required information with respect to Mr. Rowe. Further, Mr. Rowe will remain in compliance with the terms of the Company’s insider trading program, as such program is applicable to him following the Resignation Date, with respect to purchases and sales of the Company’s stock.

(e)  Noncompetition.    So long as Mr. Rowe is receiving any benefits under this Agreement, that is, continued payment of base salary, continued insurance benefits, continued vesting, and continued ability to exercise vested stock options, or is a director of the Company, Mr. Rowe agrees that he shall not, individually or as an employee, consultant, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, or corporation other than the Company or its subsidiaries, work as an employee or consultant, or own, manage, operate, control or participate in the ownership, management, operation or control of, any business that is in competition with the current or planned business of the Company. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Mr. Rowe may make personal investments in publicly traded corporations, provided that Mr. Rowe does not at any time own in excess of 1% of the issued and outstanding stock of any such publicly traded corporation. The Company and Mr. Rowe acknowledge and agree that the Company’s sole remedy in connection with any breach of this Section 9(e) shall be for the Company to terminate its continued payment and provision of benefits under this Agreement, including, without limitation, the payment of the salary, continued stock vesting and continued stock option exercisability, provided however that Mr. Rowe shall be entitled to exercise his vested options as set forth in Section 3(c) above.

(f)  Nonsolicitation.    Mr. Rowe agrees that until the later to occur of June 14, 2004 or one year after the date of termination of Mr. Rowe’s service as a director of the Company, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or for any other person or entity. Further, Mr. Rowe agrees that he shall not at any time use any confidential information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services away from the Company to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(g)  Compliance with Existing Agreements.    Mr. Rowe agrees to comply with existing agreements between Mr. Rowe and the Company, including agreements regarding non-disclosure of proprietary information of the Company or others and assignment of inventions.

10.    Non-Defamation.    Each Party agrees to refrain from (and the Company shall take reasonable steps to cause its officers and directors to refrain from), either directly or indirectly, hereafter making any defamatory comments of any type or nature whatsoever to anyone about the other party (and in the case of the Company, its employees, officers, directors, agents, consultants, affiliates, investors or business partners).

11.    Breach of this Agreement.    Mr. Rowe acknowledges that upon material breach of any provision of this Agreement, the Company may sustain irreparable harm from such breach, and, therefore, Mr. Rowe agrees that (except as provided in Section 9(e)) in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company’s obligations to provide the salary, benefits, continued stock vesting and continued stock exercisability (subject to Section 3(c)), the Company may be entitled to obtain equitable relief including specific performance, injunctions and restraining Mr. Rowe from committing or continuing any such violation of this Agreement. Mr. Rowe further agrees that if the Company ceases such payments and benefits as a result of Mr. Rowe’s breach of this Agreement, the waiver and release set forth in this Agreement shall remain in full force and effect at all times in the future.

12.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Rowe represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

13.    No Representations.    Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

14.    Severability.    In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15.    Arbitration.    The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Santa Clara County, California before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties further agree that the prevailing Party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. This Section 15 shall not apply to any claims or disputes that arise in connection with the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

16.    Indemnification.    The Indemnification Agreement entered into by Mr. Rowe and the Company, a copy of which is attached hereto as Exhibit B, shall remain in effect following the Resignation Date in accordance with the terms of such agreement. Mr. Rowe shall also continue to be covered by any D&O insurance policies that the Company may have in place from time to time, so long as Mr. Rowe remains a director of the Company.

17.    Entire Agreement.    This Agreement, the Stock Option Agreements, the Change of Control Agreement, the Confidentiality Agreement and the Indemnification Agreement represent the entire agreement and understanding between the Company and Mr. Rowe concerning Mr. Rowe’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Rowe’s relationship with the Company and his compensation by the Company.

18.    No Oral Modification.    This Agreement may only be amended in writing signed by Mr. Rowe and the Company.

19.    Governing Law.    This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.

20.    Effective Date.    This Agreement is effective upon the expiration of the Revocation Period described in Section 7 and such date is referred to herein as the “Effective Date.”

21.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22.    Assignment.    This Agreement may not be assigned by Mr. Rowe or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company, without the consent of Mr. Rowe, to a corporation or other entity controlling, controlled by or under common control with the Company, or to a successor of the Company or its business in connection with a merger of the Company or a sale of all or substantially all of the assets of the Company.

23.    Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)  they have read this Agreement;

(b)  they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)  they understand the terms and consequences of this Agreement and of the release it contains; and

(d)  they are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

Dated as of June 21, 2002	PUMATECH, INC.

	By:	/s/ MICHAEL J. PRAISNER
	Title:	Director of Board

Dated as of June 18, 2002	BRADLEY A. ROWE, AN INDIVIDUAL

/s/ BRADLEY A.ROWE
Bradley A. Rowe